UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)     October 9, 2008
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                           CastlePoint Holdings, Ltd.
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             (Exact name of registrant as specified in its charter)

         Bermuda                         001-33374                  n/a
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(State or other jurisdiction of       Commission File         (IRS Employer
       incorporation)                    Number:            Identification No.)

    Victoria Hall, 11 Victoria Street, Hamilton, Bermuda              HM 11
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       (Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code   (441) 294-6409
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         (Former name or former address, if changed since last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4(c))


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ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The Registrant has begun preparing for the consummation of the merger with Tower Group Inc. ("Tower" NASDAQ: TWGP) that was previously announced on August 5, 2008 and which is further reported in a preliminary joint proxy statement/prospectus filed by Tower and the Registrant with the Securities and Exchange Commission on September 30, 2008, and the acquisition of Hermitage that was announced on August 27, 2008. As a result, there are a number of items that have affected the third quarter and will affect the fourth quarter of 2008.

At June 30, 2008, the Registrant deferred transaction expenses of $2.1 million related to its merger with Tower pursuant to an existing unconditional expense reimbursement agreement. However, subsequent to June 30 and pursuant to the Agreement and Plan of Merger, Tower informed the Registrant that it does not intend to reimburse CastlePoint's transaction expenses; therefore the Registrant will expense approximately $9.0 million in transaction expenses for the quarter ended September 30, 2008. The increase in the transaction expenses in the third quarter is due to approximately $3 million for banking fees that are contingent upon the merger closing, approximately $3 million for legal fees, and other costs incurred in the third quarter. The Registrant expects additional transaction expenses to be incurred in the fourth quarter.

In addition, to have adequate funds to consummate the Registrant's acquisition of Hermitage as well as its merger with Tower, the Registrant has maintained cash and cash equivalents estimated to be in excess of $200 million at September 30, 2008. As a result, we estimate that our net investment income will be lower than expected from a fully invested portfolio, and consequently will be negatively affected in each of the third and fourth quarters, respectively, by approximately $2 million due to the lower yields for cash and cash equivalents compared with highly-rated, intermediate-term fixed maturities.

Also, the Registrant has received to date no reported claims resulting from Hurricane Ike.

Lastly, the Registrant expects to record realized investment losses for the three months ended September 30, 2008 of $1.6 million, net of tax, due to the sale of preferred stocks of Federal National Mortgage Association ("Fannie Mae") and Freddie Mac.. Also, the Registrant expects to realize other-than-temporary-impairment losses of approximately $7.0 million, net of tax, for the three months ended September 30, 2008 due primarily to losses in hybrid securities and bonds issued by Lehman Brothers Holdings, Inc. The Registrant does not have any investments in American International Group or Washington Mutual, Inc. securities. Management's analysis of potential impairment in the third quarter is not complete and could result in additional charges.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized


                               CastlePoint Holdings, Ltd.
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                               /s/ Joel S. Weiner
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Date: October 9, 2008          Senior Vice-president and Chief Financial Officer
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